UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934
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Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

☒	Definitive Additional Materials
PLANET LABS PBC
_________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

Important Notice of Availability of Information Statement

PLANET LABS PBC

You are receiving this communication because you hold securities in the company listed above. They have released informational materials that are now available for your review. **This notice provides instructions on how to access Planet Labs PBC materials for informational purposes only.**

You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side).

See the reverse side for instructions on how to access materials.

THIS NOTICE WILL ENABLE YOU TO ACCESS INFORMATION STATEMENT MATERIALS FOR INFORMATIONAL PURPOSES ONLY
WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
The purpose of the Information Statement is to inform you of action taken by holders of a majority of the voting power of the outstanding shares of voting stock of Planet Labs PBC (the “Company”) entitled to vote at an election of directors to elect Scott Reese to fill a newly created seat on the Company’s board of directors as a Class II Director, to serve until the 2026 annual meeting of stockholders and until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal, with such election to be effective as of the Effective Date (as defined below) (the “Election”).
The action by written consent described in the Information Statement constitutes the only stockholder approval required to approve the Election under the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation, and the Company’s Amended and Restated Bylaws.
The Election will become effective on the 40th calendar day after the Notice of Internet Availability of Information Statement is first sent to our stockholders (the "Effective Date"). The Notice of Internet Availability of Information Statement is being distributed and the Information Statement is being made available on or about September 22, 2025 to stockholders as of September 5, 2025, the record date for stockholder approval of the Election.
Pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, you are receiving this notice that the Information Statement is available on the Internet. This communication provides only a brief overview of the more complete Information Statement. We encourage you to access and review all of the important information contained in the Information Statement.

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